United States securities and exchange commission logo





                     September 29, 2023

       Glenn Coleman
       Chief Financial Officer
       DENTSPLY SIRONA Inc.
       13320 Ballantyne Corporate Place
       Charlotte, NC 28277

                                                        Re: DENTSPLY SIRONA
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 000-16211

       Dear Glenn Coleman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services